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                                                                     EXHIBIT 8.3

             [LETTERHEAD OF GOODWIN, PROCTER & HOAR APPEARS HERE]



                            As of February 7, 1996

Bradley Real Estate, Inc.
699 Boylston Street
Boston, MA 02116

     Re:    Certain REIT Tax Matters
            ------------------------

Ladies and Gentlemen:

     This opinion is rendered in our capacity as counsel to Bradley Real Estate, Inc., a Maryland corporation ("Bradley"), in connection with the proposed merger (the "Merger") of Tucker Properties Corporation, a Maryland corporation ("Tucker"), with and into Bradley. In rendering this opinion, we have reviewed the following documents:

     (i) the Charter (as amended by the Articles of Amendment and Restatement dated October 6, 1994) and Bylaws of Bradley;

     (ii) the Agreement and Plan of Merger dated October 30, 1995 between Bradley and Tucker (the "Merger Agreement");

     (iii) the Joint Proxy Statement - Prospectus (the "Joint Proxy Statement - Prospectus") included in the Registration Statement (No. 33-64811) (the "Registration Statement") filed by Bradley with the Securities and Exchange Commission in connection with the issuance of shares of Bradley common stock pursuant to the Merger, as amended;

     (iv) the proposed form of Amended and Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership; and

     (v) such records, certificates and other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The foregoing documents are referred to herein as the "Documents."

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                            GOODWIN, PROCTER & HOAR


Bradley Real Estate, Inc.
As of February 7, 1996
Page 2


     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that (i) all documents, certificates, representations, warranties and covenants relied upon in rendering the opinion set forth below, and that were given or dated earlier than the date of this letter, continue to remain accurate insofar as relevant to the opinion set forth herein from such earlier date through and including the date of this letter and (ii) all representations made "to the best knowledge of" any person(s) or with similar qualification are and will be true, correct and complete as if made without such qualification.

     In rendering the opinion below, we have relied on certain representations from Bradley and Tucker set forth in certificates (collectively, the "Certificates," and each a "Certificate") relating to Bradley's and Tucker's qualification as a real estate investment trust. We also have relied on the statements regarding the operation and ownership of Bradley, Tucker and their affiliates contained in the Documents. We have made no investigation of the accuracy of such representations or statements, and the following opinion is expressly conditioned on the accuracy of such representations and statements. We have assumed that the Merger and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Joint Proxy Statement - Prospectus (including satisfaction of all convenants and conditions to the obligations of the parties without amendment or waiver thereof) and that all entities have operated and will operate in accordance with governing documents and applicable laws. Further, we have assumed that (i) Mayer, Brown & Platt will render an opinion pursuant to the Merger Agreement to the effect that Tucker qualified as a real estate investment trust for the taxable year ended December 31, 1995 and for the short taxable year ending with the Merger, (ii) Coopers & Lybrand L.L.P. will render an opinion pursuant to the Merger Agreement to the effect that Tucker qualified as a real estate investment trust for the taxable years ended December 31, 1993 and December 31, 1994, and (iii) Tucker has qualified and will qualify as a real estate investment trust for federal income tax purposes for each such period. Finally, we have assumed that prior to the Merger either (i) Bradley will have received a private letter ruling from the Internal Revenue Service to the effect that each of Tucker Financing Corporation ("TFC") and Tucker Properties Investment, Inc. ("TPI")(or whichever such corporations Bradley acquires in the Merger) will
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                         GOODWIN, PROCTER & HOAR

Bradley Real Estate, Inc.
As of February 7, 1996
Page 3



be a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Internal Revenue Code of 1986, as amended (the "Code"), of Bradley immediately following the Merger and for so long as Bradley owns 100% of the stock of such corporation (in which case we further assume that each such corporation will be a qualified REIT subsidiary of Bradley if and for so long as Bradley owns shares of such corporation) or (ii) Tucker will dispose of its stock of TFC and TPI prior to the Merger and Bradley will acquire no shares of such corporations.

      The opinion expressed below is based on the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all as they exist as of the date hereof. Any changes to the foregoing authorities may result in modifications of the opinion expressed below.

      Based upon and subject to the foregoing, we are of the opinion that the form of organization of Bradley and its operations and anticipated operations as described in Bradley's Certificate and the Documents are such as to enable Bradley to qualify as a real estate investment trust under the Code for the taxable year ending December 31, 1996 and for subsequent years, provided that in each such year Bradley meets (or, with respect to that portion of Bradley's 1996 taxable year ending on the date hereof, has met) the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust.

                                 *   *   *   *

      We express no opinion with respect to the transactions described herein other than the opinion expressly set forth herein. This opinion is furnished for the purpose of being included as an exhibit to the Registration Statement, and we hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions "Material Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Joint Proxy Statement-Prospectus which is a part thereof.

                                               Very truly yours,

                                               /s/ GOODWIN, PROCTER & HOAR

                                               GOODWIN, PROCTER & HOAR